Exhibit 99.5

COLUMBIA BANKING SYSTEM, INC.

RESTRICTED STOCK UNIT AGREEMENT

THIS RESTRICTED STOCK UNIT AGREEMENT (“Agreement”) is entered into by and between Columbia Banking System, Inc. (“Company”) and                      (“Grantee”).

1.	Basic Terms of Award

Number of Restricted Stock Units Subject to the Award:

Fair Market Value of Common Stock on Date of Award:

Amount Required to be Paid for Restricted Stock Units:	$0.00

Date of Award:

2.	Company hereby awards to Grantee the number of Restricted Stock Units described above (“Award”).

3.	The Award is made under the Plan, a copy of which has been provided to Grantee. By Grantee’s execution of this Agreement, Grantee acknowledges that he or she has received a copy of the Plan. The terms and conditions of the Plan are hereby incorporated into this Agreement by this reference. In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Agreement, the former shall govern. Capitalized terms used in this Agreement that are not defined herein shall have the meaning given to such terms in the Plan.

4.	Vesting of Award

The Award shall Vest in accordance with the criteria set forth in Appendix A hereto.

5.	Grantee shall have no rights as a shareholder with respect to the Restricted Stock Units subject to this Award.

6.	Grantee shall exercise his right to receive payments with respect to Vested Restricted Stock Units by giving a notice of exercise to Company. The date on which such notice is given shall be deemed to be the date of exercise. As soon as practicable thereafter, Company shall take all actions reasonably required to effectuate the payment. Notwithstanding any contrary provisions of the Plan or this Agreement, Restricted Stock Units that become Vested shall be settled by payment of amounts owed thereunder on or before the later of (i) the date that is two and one-half (2 1⁄2) months after the end of the Grantee’s first taxable year in which such amounts are no longer subject to a substantial risk of forfeiture, or (ii) the date that is two and one-half (2 1⁄2) months after the end of the first taxable year of the person for whom the Grantee performed services in which such amounts are no longer subject to a substantial risk of forfeiture.

7.	No rights under Restricted Stock Units subject to this Award may be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner, other than by will or by the laws of descent or distribution.

8.	No shares of Common Stock shall be issued with respect to a Restricted Stock Unit, unless the issuance and delivery of such shares shall comply with all relevant provisions of law, including, without limitation, all securities laws, rules and regulations, and the requirements of any stock exchange upon which the shares may then be listed. Issuance of such shares is further subject to the approval of counsel for Company with respect to such compliance.

9.	Company, in its sole discretion, may take any actions reasonably believed by it to be required to comply with any local, state, or federal tax laws relating to the reporting or withholding of taxes attributable to the Restricted Stock Units, including, but not limited to, (i) withholding, or causing to be withheld, from any form of compensation or other amount due Grantee any amount required to be withheld under applicable tax laws, or (ii) requiring Grantee to make arrangements satisfactory to Company (including, without limitation, paying amounts) to satisfy any tax obligations, as a condition to recognizing any rights of Grantee under the Award.

10.	Miscellaneous

a.	Each party agrees to cooperate fully with the other party and to execute such further instruments, documents and agreements, and to give such further written assurances, as may be reasonably requested by the other party to better evidence and reflect the transactions described herein and contemplated hereby, and to carry into effect the intents and purposes of this Agreement.

b.	All notices and other writings of any kind that a party to this Agreement may or is required to give hereunder to any other party hereto shall be in writing and may be delivered by personal service or overnight courier, facsimile, or registered or certified mail, return receipt requested, deposited in the United States mail with postage thereon fully prepaid, addressed (i) if to Company, to its home office, marked to the attention of the corporate secretary of Company; or (ii) if to Grantee, to his address set forth on the signature page hereof. Any notice or other writings so delivered shall be deemed given (i) if by mail, on the second (2nd) business day after mailing, and (ii) if by other means, on the date of actual receipt by the party to whom it is addressed. Any party hereto may from time to time by notice in writing served upon the other as provided herein, designate a different mailing address or a different person to which such notices or demands are thereafter to be addressed or delivered.

c.	Attorneys Fees. In any action at law or in equity to enforce any of the provisions or rights under this Agreement, the unsuccessful party to such litigation, as determined by the court in a final judgment or decree, shall pay the successful party all costs, expenses and reasonable attorneys’ fees incurred by the successful party (including, without limitation, costs, expenses and fees on any appeal).

d.	Waiver. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or be construed as, a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.

e.	Choice of Law. It is the intention of the parties that the internal laws of the State of Washington (irrespective of any choice of law principles) shall govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties.

f.	Successors in Interest. This Agreement and all of its terms, conditions and covenants are intended to be fully effective and binding, to the extent permitted by law, on the heirs, executors, administrators, successors and permitted assigns of the parties hereto.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first indicated above.

COMPANY	COLUMBIA BANKING SYSTEM, INC., a Washington corporation

By:
Print Name:
Title:

GRANTEE	By:
Print Name:
Title:

Address:

Social Security No.

APPENDIX A

[Performance criteria will be determined at the time of grant]

A-1

CONSENT OF SPOUSE AND CERTIFICATION OF MARITAL STATUS

CONSENT OF SPOUSE

This Consent of Spouse relates to an award by Columbia Banking System, Inc. of Restricted Stock Unit to                                          under the 2014 Stock Option and Equity Compensation Plan of Columbia Banking System, Inc. and a related Restricted Stock Unit Agreement. The foregoing plan and agreement are sometimes referred to herein as the “Documents.” By his/her signature below, the undersigned acknowledges that he/she:

1	is the spouse of the grantee of such shares;

2.	has read the Documents and is familiar with the terms and conditions of the same; and

3.	agrees to be bound by all the terms and conditions of the Documents.

Dated:

Print Name:

CERTIFICATION OF MARITAL STATUS

I hereby certify that I am not married.

Print Name: